EXHIBIT 10.2

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PENTHOUSE INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

10% CONVERTIBLE SECURED NOTE

FOR VALUE RECEIVED, CARE CONCEPTS I, INC., a Delaware corporation (the “Company”), hereby promises to pay to ______________________________________, having an address at ________________________________________________________________ (the “Holder”) or his or its registered assigns or successors in interest, on order, the sum of ________________________________________ DOLLARS ($_________), or such other amount as may be from time to time owing to the Holder hereunder, together with any accrued and unpaid interest hereon, on September 15, 2009 (the “Maturity Date”) if not sooner paid.

For purposes hereof, a “Business Day” means any day on which United States federally chartered banks are open for business and a “Trading Day” means each day the applicable National Market (as defined in Section 2.4) on which the Common Stock (as defined in Section 1.2) is traded is open and available to trade securities.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Subscription Agreement dated as of September 20, 2004 between the Company and the Holder (the “Purchase Agreement”).

The following terms shall apply to this Note:

ARTICLE I
INTEREST & AMORTIZATION

1.1.

Interest Rate and Payment.  Interest on this Note shall be payable as to the outstanding principal only, at the rate of 10% per annum, payable semi-annually on June 30th and December 31st of each year (each an “Interest Payment Date”) based on a 360 day calendar year.  The Company shall have the right on each Interest Payment Date to pay interest on this Note payable either (a) 100% in cash, or (b) at the option of the Company, 50% in cash and the balance in additional shares of Company Common Stock valued at the Conversion Price (as hereinafter defined) for the five trading days prior to the interest payment date, but without regard to the “Assumed Floor Price” (as hereinafter defined) then in effect.  In the event that the Holder elects to convert all or any part of this Note, accrued interest on the outstanding balance of this Note shall be paid on the next scheduled Interest Payment Date, and a pro rata amount of interest shall be paid for any period of less than six months.

1.2.

Principal Payment.  Unless previously converted by the Holder into common stock, $0.001 par value per share, of the Company (the “Common Stock”), shall be payable as to principal, together with all accrued and unpaid interest, on September 15, 2009 (the “Maturity Date”).

1.3

Prepayment.

At such time (and only at such time) as all shares of Common Stock issuable upon conversion of the entire amount of this Note (the “Conversion Shares”) shall have been registered for resale under the Securities Act of 1933, as amended, pursuant to an effective Registration Statement covering such Conversion Shares, or an exemption from such registration requirements shall be available with respect to the Conversion Shares, the Company shall have the right, upon not less than ninety (90) days prior written notice to the registered Holder of this Note (the “Prepayment Notice”), to prepay all or any portion of this Note, together with accrued interest on the principal amount so prepaid; provided, however, that the Holder of this Note shall have the absolute right to convert all or any portion of this Note into Common Stock at the Conversion Price then in effect, at any time on or before the date (the “Prepayment Date”) set forth in such Prepayment Notice on which all or any portion of this Note shall be so prepaid. The parties acknowledge that the Company shall provide a copy of such Prepayment Notice to the holders of the Company’s Series F Senior Preferred Stock upon at least ninety (90) days prior to the Prepayment Date and that the holders of such Series F Preferred Stock shall have the right to require the Company to redeem all or a portion of such Series F Senior Preferred Stock by written notice provided to the Company within thirty (30) days of receipt of such Prepayment Notice.

ARTICLE II
 CONVERSION RIGHTS

2.1.

Holder’s Conversion Rights. Upon the earlier to occur of (a) December 31, 2004, or (b) the Corporation’s obtaining “Stockholder Approval” (as that term is defined in the Subscription Agreement) and until the Maturity Date, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with Interest due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article II.  The Holder may exercise such right by delivery to the Company of a written notice of conversion not less than three (3) Business Days prior to the date upon which such conversion shall occur.  The date upon which such conversion shall occur is the conversion date (“Conversion Date”).  Holder shall have the right to convert any portion of the then aggregate outstanding amount of this Note, together with interest due thereon at any time.

2.2.

Conversion Limitation. Notwithstanding anything contained herein to the contrary, pursuant to the terms of this Note, the Holder shall not be entitled to convert on a Conversion Date (as defined in Section 3.3(a)) that number of shares of Common Stock which would be in excess of the sum (i) the number of shares of Common Stock actually owned by the Holder and its affiliates on a Conversion Date and (ii) the number of shares of Common Stock issuable upon the conversion of this Note and exercise of the warrants held by such Holder and its affiliates with respect to which the determination of this proviso is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company on such date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The Holder may void the limitation described in this Section 2.2 upon 75 days prior notice to the Company or without any notice requirement upon an Event of Default.

2.3.

Procedures for Conversion.

(a)

In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give written notice of such election by delivering to the Company an executed and completed notice of conversion (the “Notice of Conversion”), such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted.  On each Conversion Date (as hereinafter defined) and in accordance with the Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Company within two (2) Business Days after the Conversion Date.  Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed, for all purposes of this Note, to be the Conversion Date.  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)

Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to the transfer agent (together with such other documents as the transfer agent may request) within two (2) Business Days of the date of the delivery to Company of the Notice of Conversion.  If the Registration Statement (as defined in the Registration Rights Agreement) is effective or the Conversion Shares are eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, the Company shall cause the transfer agent to transmit the certificates representing the “Conversion Shares” and any “Adjustment Shares” (as hereinafter defined) to any address or depositary directed by the Holder within three (3) Business Days after receipt by the Company of the Notice of Conversion (the “Delivery Date”).

2.4.

Conversion Mechanics.

(a)

The number of shares of Common Stock to be issued upon each conversion of this Note (the “Conversion Shares”) shall be determined by dividing that portion of the principal and interest to be converted, if any, by the “Conversion Price” then in effect.  The Conversion Price shall be equal to 50% of the average closing price of Company, as traded on the American Stock Exchange, Inc. (the “AMEX”) or on the Nasdaq Stock Exchange, the New York Stock Exchange or the NASD OTC-Bulletin Board (together with the AMEX, a “National Securities Exchange”), for the five Trading Days immediately prior to the Conversion Date; provided, however, that in no event shall the Conversion Price be less than $3.00 per share (the “Floor Price”).

(b)

Notwithstanding the foregoing $3.00 per share Floor Price, in the event that 50% of the average closing price of Company Common Stock, as traded on the AMEX or another National Securities Exchange, for the five trading days immediately prior to the Conversion Date, shall be less than the $3.00 Floor Price on the date the Conversion Notice is given to the Company by the Holder, then, and in such event, the Holder shall be entitled to receive from the “Escrowed Shares,” hereinafter defined, that number of additional shares of Common Stock of the Company (the “Adjustment Shares”) as shall represent, together with the number of Note Conversion Shares issued at the Conversion Price then in effect, the aggregate number of shares of Common Stock that would have been issuable (a) based upon the Conversion Price then in effect, and (b) assuming that the Floor Price had been reduced to $0.50 per share (the “Assumed Floor Price”).

A maximum of up to 39,916,666 Adjustment Shares of the Company are subject to potential issuance to (i) up to a maximum of 25,000,000 of such Adjustment Shares, to the Holder of this Note and other Holders of to a maximum of $15,000,000 of 10% Notes (ii) up to a maximum of 5,833,333 of such Adjustment Shares to the holders of $3,500,000 stated value of Series E Preferred Stock referred to in the Subscription Agreement, and (iii) up to a maximum of 9,083,333 of such Adjustment Shares to the holders of the $5,450,000 stated value of Series F Senior Preferred Stock referred to in the Subscription Agreement..

For the avoidance of doubt, if for example, the Holder of this Note sends a Conversion Notice to convert $1,000,000 of its Note and the Conversion Price (calculated based upon 50% of the average closing price of Company, as traded on the AMEX or another National Securities Exchange, for the five trading days immediately prior to the Conversion Date) shall be $1.00 per share, notwithstanding the $3.00 Floor Price in this Note, the Holder would be entitled to receive for no additional consideration, out of the Escrowed Shares described below, an additional 666,667 shares of Common Stock.  In such example, however, based on the $0.50 per share Assumed Floor Price, in no event would the Company be required to issue more than 1,666,667 Adjustment Shares, even if the Conversion Price then in effect was less than $0.50.

To avoid further dilution to the Company if Adjustment Shares become issuable to the Holder, other holders of the Notes, and the holders of Series F Senior Preferred Stock and Series E Preferred Stock, GMI Investment Partners, a principal stockholder of the Company, and their affiliates described in the Subscription Agreement, have agreed to place in a joint escrow between legal counsel to the Company and legal counsel to the respective holders of each of the Notes, the Series F Senior Preferred Stock and Series E Preferred Stock an aggregate of 29,929 shares of the Company’s “Series G Preferred Stock” (described below) that are automatically convertible into an aggregate of 39,916,666 shares of Common Stock of the Company by not later than December 31, 2004 (the “Escrowed Shares”).   In the event that the Conversion Price shall be less than $3.00 per share on any Conversion Date, within three (3) Business Days after a Conversion Notice shall be delivered to counsel to the Company and to the Holder setting forth the calculation of the appropriate number of Escrowed Shares to be delivered to the Purchaser as Adjustment Shares, the Escrow Agents shall cause certificates evidencing such Adjustment Shares (up to the maximum of 25,000,000 Adjustment Shares available to Holder of this Note and all other Holders of 10% Notes) to be delivered to the Purchaser.

(c)

No fractional shares of Common Stock shall be issued upon any conversion of this Note.  In lieu of any fractional share to which Holder would otherwise be entitled, the Company shall pay Holder cash equal to the product of such fraction multiplied by the fair market value as of the date of Conversion of a share of Common Stock, as determined in good faith by the Company’s Board of Directors (the “Board”), or an authorized subcommittee thereof.

(d)

Adjustments.  The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

(i)

Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, the Principal Amount of this Note, and any accrued and interest thereon and fees incurred hereunder, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii)

Stock Splits, Combinations and Dividends.  If the shares of Common Stock outstanding at any time after the date hereof are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price or the Adjustment Shares to be issued, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

2.5.

Reorganizations, Consolidations, etc.

In the event, at any time after the date hereof, of any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights (or the qualifications, limitations or restrictions, if any) of the capital stock of the Company as amended from time to time) (any such transaction, an “Extraordinary Transaction”), then all of the amounts owed under this Note shall be exercisable for the kind and number of shares of stock or other securities or property of the Company, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Conversion Shares deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of the amounts owed under this Note would have been entitled to receive upon such Extraordinary Transaction.

ARTICLE III
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder, at its sole and absolute discretion, may make all sums of principal and interest fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within ten (10) Business Days after written notice from Holder to Company (each occurrence being a “Default Notice Period”), provided, however, that such Default Notice Period shall not apply to Sections 3.4, 3.5 and 3.6 below.  If, with respect to any Event of Default within the Default Notice Period the Company cures the Event of Default, the Event of Default will be deemed to no longer exist, and except for the payment of late fees by Company, any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.

The occurrence and continuation of any of the following events is an “Event of Default”:

3.1.

Failure to Pay Principal or Interest.  The Company fails to pay when due any installment of Interest hereon or the unpaid principal amount of this Note on the Maturity Date in accordance herewith.

3.2.

Material Breach of Covenant.  The Company breaches any material covenant or other term or condition of this Note, the Purchase Agreement, or in any Transaction Document, in any material respect and such breach, if subject to cure, continues for a period of thirty (30) calendar days after notice of such breach is given by the Holder.

3.3.

Material Breach of Representations and Warranties.  Any material representation or warranty of the Company made herein, in the Purchase Agreement, or in any Transaction Document shall have been false or misleading when made and shall not be cured for a period of thirty (30) calendar days.

3.4.

Receiver or Trustee.  The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5.

Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

3.6.

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any Guarantor and in the case of such proceeding instituted against the Company or any such Guarantor, and such proceeding shall not be dismissed, discharged or lifted within sixty (60) calendar days from the initial occurrence of such event.

3.7.

Failure to Cause to Exist an Effective Registration Statement.  The Company’s failure to file and cause to exist a current effective Registration Statement (as defined in the Registration Rights Agreement) by June 30, 2005 covering resale of the Conversion Shares and any Adjustment Shares issuable in connection with conversion of the entire amount of this Note (the “Required Effective Date”).

3.8.

Guaranty; Security Agreement and Pledge Agreement.  (a) If either Media Billing Company, LLC (“Media Billing”) and Internet Billing Company, LLC (“iBill”), as guarantors of payment of this Note (each, a “Guarantor”) shall repudiate, purport to revoke or fail to perform any of its obligations under any guaranty agreement made by such Guarantor in favor of the Holder or (b) if an Event of Default shall have occurred and be continuing under and as defined in any Security Agreement or Pledge Agreement (each as defined hereafter) which shall not have been cured during any applicable cure or grace period.  For purposes hereof, (i) “Security Agreement” means a security agreement providing for the Holder of this Note and all other Notes with a subordinated Lien on the assets of iBill, and (ii) “Pledge Document” means the Pledge Agreement dated as of the date hereof, pursuant to which the Company has pledged to all Holders of Notes and holders of shares of Series F Senior Preferred Stock all shares of common stock of General Media, Inc. owned by the Company.

3.9.

Failure to Exercise Certain Contractual Rights.  If following December 31, 2004, either Penthouse International, Inc. or GMI Investment Partners shall fail or refuse, within ten (10) days of receipt of notice from the Holder of this Note, to exercise the rights granted to such entities under Section 6 of a stock purchase agreement, dated September 23, 2004, among GMI Investment Partners, Penthouse International, Inc. and the Company.

3.10.

Further Assurances.  If Company or any Guarantor shall fail to promptly enter into all such documentation as shall from time to time be reasonably requested by the Holder in connection with the Holder’s sale of participating interests in the Purchase Agreement and the Related Agreements and/or sale, assignment or transfer of all or any part of the Holder’s rights under this Agreement and the Related Agreements.

ARTICLE IV
SUBORDINATION AND DEFAULT RELATED PROVISIONS

4.1.

Subordination on Liquidation or Sale of Control.  In the event of the dissolution or liquidation of the Company, or (a) the sale, in any one or a series of transactions, of all or substantially all of the assets and properties of the Company and its consolidated subsidiaries, (b) the merger or consolidation of the Company with any other entity, or (c) a tender offer, takeover bid or related transaction; in each case, involving any one or more third person, firm or corporation not a current Affiliate of the Company or Penthouse International, Inc., that upon completion of or in connection with such transaction, shall have the power to elect a majority of the members of the board of directors of the Company (each a “Sale of Control”), the right of the Holder of this Note to receive payments hereunder shall be expressly subject and subordinated to the rights of the holders of the Series F Senior Preferred Stock of the Company to receive payment in full of their Redemption Amounts, if any.

4.2

Subordination on Prepayment.  In the event that the holders of the Company’s Series F Senior Preferred Stock request the Company to redeem all or a portion of such Series F Senior Preferred Stock in accordance with Section 1.3, the rights of the Holder of the Note to receive any prepayment shall be expressly subject and subordinated to the rights of  the holder of the Series F Senior Preferred Stock to redemption of the shares of Series F Senior Preferred Stock and payment of  the Redemption Amounts.

4.3

Payment Grace Period.  After the occurance of an Event of Default hereunder and during the continuation thereof, until cured, a default interest rate of ten percent (10%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.

4.4

Conversion Privileges.  The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Note is paid in full or until all of the then outstanding Principal Amount and interest and other fees payable hereunder shall have been converted into shares of Common Stock.

ARTICLE V
MISCELLANEOUS

5.1.

Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2.

Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.  A Notice of Conversion shall be deemed given when made to the Company pursuant to the Purchase Agreement.

5.3.

Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 2.5 hereof, as it may be amended or supplemented. The parties acknowledge that this Note may not be amended in any manner that would adversely affect the rights and preferences of the holders of the Series F Senior Preferred Stock  without the express written consent of the holders of the Series F Senior Preferred Stock.

5.4.

Assignability.  This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement and applicable federal and state securities laws.

5.5.

Governing Law.

(a)

This Note cannot be changed or terminated orally, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in any state or federal court sitting in the Borough of Manhattan, City of New York; provided that nothing contained in this Note shall be deemed to preclude Holder from bringing suit or taking other legal action in any other court of competent jurisdiction and nothing shall be deemed to preclude the Company from asserting any defenses or counterclaims in any such actions.  Both the Company and the individual executing this Note on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The Company and the individual executing this Note further consent that any summons, subpoena or other process or papers (including, without limitation, any notice or motion or other application to either of the aforementioned courts or a judge thereof) or any notice in connection with any proceedings hereunder, may be served by registered or certified mail, return receipt requested, or by personal service provided a reasonable time for appearance is permitted, or in such other manner as may be permissible under the rules of said courts.  The Company and the individual executing this Note waive any objection to jurisdiction and venue of any action instituted hereon in the Supreme Court for the State of New York, County of New York or the United States District Court for the Southern District of New York and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens in any action brought in either such court.

(b)

The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

(c)

In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.6.

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

5.7.

Security Interests.  The Holder of this Note has been granted a security interest in certain assets of the Company and iBill, as more fully described in the Security Agreement and the Pledge Agreement.

5.8.

Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

 [Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Convertible Term Note to be signed in its name effective as of this _______ day of September, 2004.

CARE CONCEPTS I, INC.

By:________________________________

Name:______________________________

Title:_______________________________

WITNESS:

_______________________________

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby elects to convert  $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by CARE CONCEPTS I, INC. dated __________________ __, 2004 by delivery of Shares of Common Stock of CARE CONCEPTS I, INC. on and subject to the conditions set forth in Article II of such Note.

1.

Date of Conversion

_______________________

2.

Shares To Be Delivered:

_______________________

Date: ____________

.

By:_______________________________

Name:_____________________________

Title:______________________________